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                                                                    EXHIBIT 99.1

                       AMERICAN NATURAL ENERGY CORPORATION
                           6100 South Yale, Suite 300
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473



         AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES DRILLING RESULTS

TULSA, OKLAHOMA, OCTOBER 18, 2004. American Natural Energy Corporation ("ANEC") (TSX Venture: ANR.U) announced that the ExxonMobil Fee 2 ST well is being plugged and abandoned as a result of mechanical problems arising from drilling tools dropped in the hole and irretrievably lost during the final phases of drilling to a total measured depth of approximately 10,830 feet. ANEC had encountered what it believed were potentially productive horizons from approximately 10,700 feet to 10,790 feet total measured depth.

The ExxonMobil Fee 2 ST was a re-drill of the ExxonMobil Fee 2 which was drilled in the first quarter of 2004 to a total measured depth of approximately 11,530 feet. The original wellbore experienced mechanical problems resulting in the current sidetracking operation. ANEC is evaluating the possibility of drilling an additional well from a new surface location to test potential horizons that were encountered in the original well below a total measured depth of approximately 11,000 feet.

Additionally, Mr. Gerry Curtis was elected to the Board of Directors of ANEC on October 18, 2004 to fill a vacancy on the Board resulting from the death of Mr. John Fleming in March 2004. Mr. Curtis is a resident of Bermuda.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations

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in the prices for natural gas and oil and the demand for those commodities and the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.

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